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RELEASE DATE:  Immediate

CONTACT:       Larry Kurtz
               Chiron Corporation
               (510) 601-2476
               or
               Dr. Hans Kupper
               Behringwerke AG
               49 (6421) 39-2981 or -2116


                             CHIRON TO PURCHASE INTEREST
                      IN HOECHST'S BEHRINGWERKE VACCINE BUSINESS

EMERYVILLE, CALIF., AND MARBURG, GERMANY, FEBRUARY 16, 1996 -- Chiron Corporation (NASDAQ:CHIR) and Behringwerke AG, a subsidiary of Hoechst AG, announced today that the two companies have signed an agreement under which Chiron will purchase 49 percent of the human vaccine business of Behringwerke AG for DM 171.5 million in cash.

     Chiron has an option to purchase the remaining 51 percent in March 1998, 1999, 2000 or 2001 and Behringwerke AG has the option to have Chiron acquire the remaining 51 percent interest in March 2001. During the period of mutual ownership, Chiron and Behringwerke AG will operate the vaccine business as a joint venture. The agreement also involves potential collaborations between Chiron and Hoechst in certain areas of diagnostics and therapeutics, which will be negotiated separately.

     Behringwerke is one of the largest vaccine suppliers in Germany, which is the largest market in Europe. It manufactures and markets vaccines for polio, flu, diphtheria, tetanus, pertussis, rabies, tick-borne encephalitis, tuberculosis and cholera, and, under license from other companies, distributes in Germany vaccines for measles, mumps, rubella, hepatitis B, typhoid fever, pneumonia and haemophilus influenzae.

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Chiron Announces Agreement with Hoechst's Behringwerke AG
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     Behringwerke's vaccine business is profitable, with 1995 vaccine revenues of DM 241 million. Chiron will report its share of the Behringwerke joint venture's results as equity in earnings of unconsolidated joint businesses. After the completion of the transaction, which will require regulatory reviews, the joint venture will become a distributor in Germany also for vaccines from Chiron Biocine, Chiron's vaccine business unit.

     "Acquisition of an interest in the Behringwerke vaccine business is a unique opportunity with immediate as well as long-term financial and strategic benefits for Chiron," said William J. Rutter, Ph.D., chairman of Chiron. "The Behring name is well-established in the German market as a leading company in quality healthcare products. Chiron Biocine now has a major presence in each of two large European vaccine markets, Germany and Italy. This will allow us to launch more successfully a series of novel products, including a genetically engineered pertussis vaccine and a more potent flu vaccine, and candidate novel vaccines for genital herpes and cytomegalovirus. Our interest in Behringwerke's vaccine business broadens Chiron's position in the German healthcare market beyond our existing therapeutics, diagnostics and ophthalmics presences. In addition, we look forward to our partnership with Behring and Hoechst, one of the world's leading healthcare providers."

     "Combining the innovative research and product pipeline of Chiron Biocine with the existing product and distribution strengths of Behringwerke's vaccine business should accelerate the availability in Europe of important new vaccines for serious diseases," said Professor Uwe Bicker, M.D., Ph.D., member of the board of Behringwerke AG and president of Behring Diagnostics, a division of Hoechst. "The partnership between Behringwerke and Chiron Biocine improves the growth potential of both organizations. Behring and Hoechst look forward to the joint venture with Chiron, a leading U.S. biotechnology company, and to the possibility for additional collaborations in other fields such as combinatorial chemistry, diagnostics and gene therapy."

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Chiron Announces Agreement with Hoechst's Behringwerke AG
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     "Through the formation of Centeon in January 1996, our joint venture between Hoechst's Behringwerke AG and Rhone Poulenc Rorer's Armour Pharmaceuticals, we have reached a leading position in blood plasma products," added Dr. Karl-Gerhard Seifert, chairman of the supervisory board of Behringwerke AG. "This new cooperation with Chiron will forward the established position also for Behringwerke's vaccine business."

     Behringwerke AG, founded in 1904, is a wholly owned subsidiary of Hoechst AG. Both the therapeutic and diagnostic activities of Behringwerke AG have grown out of the pioneering work of its founder, Emil von Behring, who received the first Nobel Prize in medicine, in 1901, for his discovery of passive immunity, which led to the development and large-scale manufacture of the diphtheria antisera and vaccine. Behringwerke's diagnostic business is one of Hoechst's seven core global divisions and in 1995 acquired the former Syva Company.

     Chiron Biocine, with operations in Emeryville, California, and Siena, Italy, manufactures and markets in Italy and other countries a broad range of pediatric and adult vaccines and is a leader in researching and developing novel and improved vaccines. These products include a genetically engineered acellular pertussis vaccine that recently completed Phase 3 trials, a candidate preventive vaccine for genital herpes in Phase 3 trials, and a candidate vaccine for cytomegalovirus in Phase 2 trials. Chiron Biocine has filed in Italy for marketing approval of a more potent flu vaccine, and plans additional efficacy trials. Clinical trials of candidate HIV vaccines are underway in the United States and Thailand. Vaccines for hepatitis C, Meningococcus C and H. Pylori are in research and development.

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Chiron Announces Agreement with Hoechst's Behringwerke AG
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     Chiron Corporation is a diversified, science-driven healthcare company that combines diagnostic, vaccine and therapeutic strategies for controlling disease. Headquartered in Emeryville, California, near San Francisco, and with operations on four continents, Chiron had revenues in 1995 of more than $1 billion. Chiron participates in four global healthcare markets: diagnostics, including immunodiagnostics, critical care diagnostics and new quantitative probe tests; therapeutics, with an emphasis on oncology and infectious disease; pediatric and adult vaccines; and ophthalmic surgical products for the correction of vision. Chiron also has research programs underway in gene therapy and gene transfer, combinatorial chemistry, cardiovascular disease and critical care.

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